Exhibit 4.8

AMENDMENT # 1 TO THE SERVICE CONTRACT FOR MANAGING DIRECTOR

ENTERED INTO ON December 9th, 2008

BETWEEN:	ÆTERNA ZENTARIS GmbH, Weismüllerstraße 50, 60314 Frankfurt am Main

(hereinafter referred to as the “Company”)

AND:	ÆTERNA ZENTARIS INC., a Corporation duly incorporated, having its head office at 1405 Parc-Technologique Blvd., Québec, QC G1P 4P5

(hereinafter referred to as the “Corporation”)

AND:	MATTHIAS SEEBER, domiciled at at [civic address redacted for privacy reasons], Frankfurt am Main

(hereinafter referred to as the “Managing Director” or the “Executive”)

WHEREAS the Company and the Managing Director entered into a service contract for Managing Director on July 01, 2003;

WHEREAS the service contract referred to in the first paragraph has been replaced by a further Service Contract for Managing Director (“Service Contract”) on May 18, 2006;

WHEREAS the Managing Director has since been appointed Senior Vice President Administration and Legal Affairs of the Corporation;

AND WHEREAS it has become appropriate to amend some provisions of the Service Contract in order to take into account the above-mentioned appointment.

THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

1.                                       Article 2 of the Service Contract shall now read as follows:

The Managing Director shall devote his full working time and ability to the Company’s business and also to that of the Company’s parent company, Æterna Zentaris Inc. Any other activity for or without remuneration including any part time work is subject to the explicit prior written consent of the shareholders. The shareholders may refuse to grant such consent without giving reasons therefore. The Company hereby already consents to the Managing Director’s employment agreement with Æterna Zentaris Inc. as its Senior Vice President, Administration and Legal Affairs.

2.                                       Article 5 of the Service Contract shall now read as follows:

5.1                                 The Managing Director shall be entitled to a gross annual salary in the amount of € 221,000 as of January 1, 2009 to be paid according to the Company’s standard payroll practice. The annual salary will be revised yearly to be effective on January 1st of each calendar year, starting January 1st, 2010.

5.2                                 The Managing Director shall be entitled to an annual target bonus, in respect of each full fiscal year of the Company, which is from January 1 to December 31. The annual target bonus for the 2008 fiscal year shall be € 52,500 and € 77,000 for the 2009 fiscal year. In all cases, the Managing Director’s eligibility to such annual bonus is conditional upon the economic success of the Company and the attainment of annual targets that shall be agreed upon between the Company and the Managing Director. Actual bonus payments, if any, may be less than or equal to the target.

5.3                                 By payment of the above mentioned remuneration, all activities, which the Managing Director has to perform under this Service Contract, shall be compensated. In particular, the Managing Director shall not be entitled to any additional compensation of overtime work or work during weekends nor shall he be entitled to any other salary or bonus from the parent Company. For the avoidance of doubt, nothing in this Section 5.3 shall be construed to affect Sections 10.5 and 10.6 of the Service Contract as amended by this Amendment # 1 all of which shall remain in effect independent of the remuneration described in this Section 5.3.

3.                                       Sections 10.5 and 10.6 of the Service Contract shall be replaced by the following:

10.5                           In case of termination by the Company or Æterna Zentaris Inc., the Company or Æterna Zentaris Inc. shall be obliged to pay the Managing Director a compensation for termination in:

(a)                      an amount equivalent to twelve (12) months of the Managing Director’s annual Base Salary; and

(b)                     an amount equivalent to the Annual Bonus received by the Managing Director for the last completed fiscal year prior to the termination date; and

(c)                      an amount equivalent to twelve (12) months of the cost of the benefits which were in force at the time of termination of the Managing Director’s employment, calculated on a yearly basis, excluding the car allowance and operation costs. However, Stock Options are expressly excluded from this provision and the Managing Director shall be treated, in this regard, in accordance with the terms of the Stock Option Plan of the Corporation.

The compensation under this Section 10.5 is independent of the potential payments under Section 10.3 of the Service Contract and becomes due fully and in addition to these payments.

10.6                           Termination of Employment Following a Change of Control

If the employment of the Managing Director is terminated by the Company or
Æterna Zentaris Inc. within twelve (12) months following a Change of Control, without Cause by the Company, Æterna Zentaris Inc. or by the Managing Director for Good Reason, the whole as defined in Annex 1, the Managing Director shall receive the following:

(a)                      an amount equivalent to twenty-four (24) months of his annual Base Salary; and

(b)                     an amount equivalent to twice the Annual Bonus, if any, which the Managing Director would have been entitled to receive in the year during which the Change of Control occurred; and

(c)                      an amount equivalent to twenty-four (24) months of the cost of the benefits which were in force at the time of termination of the Managing Director’s employment, calculated on a yearly basis, including the car allowance, but excluding operation costs. However, Stock Options are expressly excluded from this provision and the Managing Director shall be treated, in this regard, in accordance with the terms of the Stock Option Plan of the Corporation.

4.                                       Section 10.7 of the Service Contract shall be deleted.

5.                                       For the avoidance of doubt, Sections 10.1, 10.2, 10.3 and 10.4 of the Service Contract shall remain unchanged and in full force.

6.                                       All other provisions of the Service Contract remain unchanged and in full force.

IN WITNESS WHEREOF the parties hereto have caused this amendment to be executed on December 9st, 2008.

ÆTERNA ZENTARIS GmbH

ÆTERNA ZENTARIS INC.

Matthias Seeber

ANNEX 1

CHANGE OF CONTROL PROGRAM (the “Program”)

1.                                      Applicability of the Program

The Executive shall be entitled to the benefit of the Program if both conditions mentioned below occur:

(A)                             there is a “Change of Control” of the Corporation, as defined below; and

(B)                               The Executive’s employment is terminated, within twelve (12) months following a Change of Control :

(i)                         involuntarily, at the request of the Corporation or its successors, except “for Cause” or

(ii)                      by him, for “Good Reason”.

2.                                      Definitions

(A)                              For purposes of the Program and unless otherwise defined, the capitalized terms used herein shall have the following meaning:

(i)                         “Person” includes any individual, firm, partnership, association, trust, trustee, executor, administrator, legal personal representative, government, governmental body or authority, corporation, or other incorporated or unincorporated organization, syndicate or other entity;

(ii)                      Subject to the exceptions set out in Schedule A hereto, a Person shall be deemed the “Beneficial Owner” of or to “Beneficially Own” (a) any securities of which such Person or any of such Person’s affiliates or associates, as such terms are defined in National Instrument 45-106 — Prospectus and Registration Exemptions, is owner at law or in equity; (b) any securities which the Person or any of such Person’s affiliates or associates has the right to acquire within 60 days (whether such right is exercisable immediately or after the passage of not more than 60 days thereafter or upon the occurrence of a contingency or the making of a payment) pursuant to any securities convertible into Voting Shares, agreement, arrangement, pledge or understanding, whether or not in writing (other than customary agreements with and between underwriters and/or banking group and/or selling group members with respect to a distribution of securities or pledges of securities in the ordinary course of the pledgee’s business); and (c) any securities that are Beneficially Owned within the meaning of clauses (i) or (ii) of this Subsection 2(A)(ii) by any other Person with which such Person is acting jointly or in concert;

(iii)                   “Voting Shares” means the common shares and any other securities the holders of which are entitled to vote generally on the election of directors of the Corporation.

(B)                                For purposes of the Program, involuntary termination of employment “for Cause” includes the following:

(i)                         if the Executive commits any fraud, theft, embezzlement or other criminal act of a similar nature; or

(ii)                      if the Executive is guilty of serious misconduct or willful negligence in the performance of his duties.

(C)                               For purposes of the Program, “Good Reason” means the occurrence, without the Executive’s express written consent, of any of the following acts:

(i)                         a material reduction of the Executive’s total compensation (including annual Base Salary plus Annual Bonus, benefits and number of stock options) as in effect on the date of this Agreement or as same may be increased from time to time ;

(ii)                      a material reduction or change in the Executive’s duties, authority, responsibilities, accountability or a change in the business or corporate structure of the Corporation which materially affects his authority, compensation or ability to perform duties or responsibilities (such as shifting from a policy making position to a policy implementation position);

(iii)                   a forced relocation; or

(iv)                  a material change in the terms and conditions of this Program.

(D)                              For purposes of the Program, a “Change of Control” shall be deemed to have occurred in any of the following circumstances:

(i)                         subject to the exceptions set out in Schedule B hereto, upon the purchase or acquisition, in one or more transactions, by a Person or one or more Persons who are affiliates of one another or who are acting jointly or in concert (as such expressions are defined in the Securities Act (Ontario)) (the “Acquiring Person”) of a beneficial interest in securities of the Corporation representing in any circumstance fifty percent (50%) or more of the voting rights attaching to the then outstanding securities of the Corporation; or

(ii)                      upon a sale or other disposition of all or substantially all of the Corporation’s assets; or

(iii)                   upon a plan of liquidation or dissolution of the Corporation; or

(iv)                  if, for any reason, including an amalgamation, merger or consolidation of the Corporation with or into another company, the individuals who at the date hereof constitute the Board of Directors of the Corporation (and any new directors whose appointment by the Board of Directors of the Corporation or whose nomination for election by the Corporation’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the date hereof or whose appointment or nomination for election was previously so approved) cease to constitute a majority of the members of the Board of Directors of the Corporation.

3.                                      Payment

In the event that the two (2) conditions mentioned in Section 1 above are met, the Executive shall receive, in a lump sum, at the latest within ten (10) days of the effective date of the termination of employment, the payment of the amounts mentioned in Section 6 of the Agreement.

Should the Executive die before he has received the full payments, his estate shall receive, immediately following his death, a cash amount equal to the unpaid balance, less required statutory deductions.

It is understood that the Executive will not be required to mitigate the amount of any payment hereunder by seeking other employment or otherwise.

4.                                      Release

The Executive acknowledges that the full and complete execution of all obligations undertaken by the Corporation and its successors under the Program, to the extent the Program becomes applicable pursuant to Section 1 of the Program, constitutes adequate notice of termination and in consideration and subject to the full and complete execution of all such obligations, the Executive agrees to grant the Corporation, its affiliated and related companies and their respective directors, officers, shareholders, representatives, employees, successors and assigns, a full and final release and discharge for all claims, past, present or future, that he has or may have, arising directly or indirectly from his employment and the termination thereof, whether for prior notice of termination, severance pay, damages in lieu thereof or for any other reason.

5.                                      General

The Executive’s participation in the Program shall end immediately upon the termination of his employment with the Corporation or one of its affiliates for any reason whatsoever. The Program is for an indefinite term commencing on the date of this Agreement. Furthermore, the Corporation shall have the right prior to the occurrence of a Change of Control, in its sole discretion, to terminate the Executive’s participation in the Program at the end of each twelve (12)-month period commencing on the date of this Agreement by sending him a written notice of termination at least thirty (30) days prior to the first anniversary date of this Agreement and of each anniversary date thereafter. For example, the Corporation would be entitled to exercise its discretion to terminate the Executive’s participation in the Program if, as of the date of the notice of termination, there has been during said twelve (12)-month period a material reduction in the responsibilities of the Executive.

6.                                      Successors

The terms and conditions hereof shall bind the Corporation, its successors and assignees.

Schedule A

Exceptions to the definition of “Beneficial Owner” and “Beneficially Own” (Section 2 (A)(ii) of the Program)

A Person shall not be deemed the “Beneficial Owner” of or to “Beneficially Own” any security:

(A)                              as a result of such security having been deposited or tendered pursuant to a take-over bid (as such term is defined in the Securities Act (Ontario)) made by such Person or any of such Person’s affiliates or associates or any other Person acting jointly or in concert with such Person until such deposited or tendered security is taken up and paid for;

(B)                                as a result of entering into an agreement, including a lock-up agreement, pursuant to which it has been agreed that such security will be deposited or tendered until such deposited or tendered security is taken up and paid for;

(C)                              as a result of (a) such Person or any of the affiliates or associates of such Person holding such security provided that the ordinary business of any such Person (the “Fund Manager”) includes the management of investment funds for others and such security is held by the Fund Manager in the ordinary course of such business in the performance of such Fund Manager’s duties for the account of any other Person (a “Client”); (b) such Person (the “Trust Company”) being licensed to carry on the business of a trust company under applicable laws and, as such, acting as trustee or administrator or in a similar capacity in relation to the estates of deceased or incompetent Persons (each an “Estate Account”) or in relation to other accounts (each an “Other Account”) and holding such security in the ordinary course of such duties for such Estate Accounts or for such Other Accounts;  (c) such Person (the “Plan Administrator”) being the administrator or the trustee of one or more pension funds or plans (a “Plan”) registered under the laws of Canada or any province thereof or the laws of the United States of America or any state thereof and such security being held by the Plan Administrator or the Plan in the ordinary course of such Plan Administrator’s or Plan’s activities; (d) such Person (the “Crown Agent”) being established by statute for purposes that include, and the ordinary business or activity of such Person includes, the management of investment funds for employee benefit plans, pension plans or insurance plans of various public bodies and such security is held by the Crown Agent in the ordinary course of the management of such investment funds; or (e) such Person being a Plan and such security being held by the Plan in the ordinary course of such Plan’s activities; provided, however, that in any of the foregoing cases the Fund Manager, the Trust Company, the Plan Administrator, the Crown Agent or the Plan, as the case may be, is not then making or has not then announced a current intention to make a take-over bid (as such term is defined in the Securities Act (Ontario)), alone or by acting jointly or in concert with any other Person, other than an offer to acquire the Voting Shares pursuant to a distribution by the Corporation or by means of market transactions made in the ordinary course of business of such Person (including pre-arranged trades entered into in the ordinary course of business of such Person) executed through the facilities of a stock exchange or organized over-the-counter-market;

(D)                             because such Person is a Client of the same Fund Manager as another Person on whose account the Fund Manager holds such security, or because such Person is an Estate Account or an Other Account of the same Trust Company as another Person on whose account the Trust Company holds such security, or because such Person is a Plan with the same Plan Administrator as another Plan on whose account the Plan Administrator holds such security;

(E)                               because such Person is a Client of a Fund Manager and such security is owned at law or in equity by the Fund Manager, or because such Person is an Estate Account or an Other Account of a Trust Company and such security is owned at law or in equity by the Trust Company, or because such Person is a Plan and such security is owned at law or in equity by the Plan Administrator; or

(F)                               because such Person is the registered holder of securities as a result of carrying on the business of, or acting as, a nominee of a securities depositary.

Schedule B

Exceptions to the definition of “Acquiring Person” (Section 2 (D)(i) of the Program)

“ACQUIRING PERSON” SHALL MEAN ANY PERSON WHO IS AT ANY TIME AFTER THE DATE HEREOF THE BENEFICIAL OWNER OF FIFTY PERCENT (50%) OR MORE OF THE OUTSTANDING VOTING SHARES OF THE CORPORATION; PROVIDED, HOWEVER, THAT THE TERM “ACQUIRING PERSON” SHALL NOT INCLUDE:

(i)                                     the Corporation or any corporation controlled by the Corporation;

(ii)                                  any Person who becomes the beneficial owner of fifty percent (50%) or more of the outstanding Voting Shares as a result of one or any combination of: (a) a Voting Share Reduction; (b) an Exempt Acquisition; or (c) a Pro Rata Acquisition; provided, however, that if a Person shall become the Beneficial Owner of fifty percent (50%) or more of the outstanding Voting Shares by reason of one or any combination of a Voting Share Reduction, an Exempt Acquisition or a Pro Rata Acquisition, and thereafter becomes the Beneficial Owner of an additional one percent of any Voting Shares then outstanding (otherwise than pursuant to an additional Voting Share Reduction, Exempt Acquisition or Pro Rata Acquisition), then, as of the date that such Person becomes a Beneficial Owner of such additional Voting Shares, such Person shall become an “Acquiring Person”; or

(iii)                               an underwriter or member of a banking or selling group acting in such capacity that becomes the Beneficial Owner of fifty percent (50%) or more of the Voting Shares in connection with a distribution of securities pursuant to an underwriting agreement with the Corporation;

For purposes of the Program, the capitalized terms used herein shall have the following meaning:

(a)                                “Voting Share Reduction” means an acquisition or redemption by the Corporation or any corporation controlled by the Corporation of Voting Shares which, by reducing the number of Voting Shares outstanding, increases the percentage of Voting Shares Beneficially Owned by any Person to fifty percent (50%) or more of the Voting Shares then outstanding;

(b)                               “Exempt Acquisition” means an acquisition whereby a Person became an Acquiring Person by inadvertence and without any intention to become, or knowledge that it would become, an Acquiring Person under this Program and, in the event that a waiver is granted by the Board of Directors, such acquisition shall be deemed not to have occurred for the purposes hereof. Any such waiver may only be given on the condition that such Person, within 10 days after the foregoing determination by the Board of Directors or such later date as the Board of Directors may determine (the “Disposition Date”), has reduced its Beneficial Ownership of Voting Shares such that the Person is no longer an Acquiring Person and such waiver shall only be effective if the reduction has occurred within such 10-day period; [NTD: To consider whether such an event can ever occur]

(c)                                “Pro Rata Acquisition” means an acquisition by a Person of Voting Shares pursuant to (i) any dividend reinvestment plan, such purchase plan or other plan of the Corporation made available to all holders of Voting Shares (other than holders resident in any jurisdiction where participation in such plan is restricted or impractical as a result of applicable law); (ii) a stock dividend, a stock split or other event pursuant to which such Person becomes the Beneficial Owner of Voting Shares on the same pro rata basis as all other holders of Voting Shares of the same class or series; (iii) the acquisition or exercise of rights to purchase Voting Shares distributed to all holders of Voting Shares (other than holders resident in any jurisdiction where such distribution or exercise is restricted or impractical as a result of applicable law) by the Corporation pursuant to a rights offering (but only if such rights are acquired directly from the Corporation); or (iv) a distribution of Voting Shares or convertible securities in respect thereof offered pursuant to a prospectus or by way of a private placement by the Corporation or a conversion or exchange of any such convertible security, provided that such Person does not thereby acquire a greater percentage of Voting Shares or convertible securities so offered than the Person’s percentage of Voting Shares Beneficially Owned immediately prior to such acquisition.